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                                                                   EXHIBIT 10.10


                             1997 KEY MANAGER PLAN

PURPOSE

This incentive plan is intended to focus the attention of key officers on the projects, plans and management actions which will maximize the net income goals of RCSB and, if applicable, the goals of a subsidiary unit. The plan's purpose is to provide a simple and flexible approach to meaningful, results-based incentives.


ELIGIBILITY

"Key Managers" are Officers who:


 .  have managerial responsibilities for a section or department of the company,
 . have been nominated to the program based on their responsibilities, . make a significant direct contribution to the profitability of the corporation (or subsidiary unit), and who

 . are actively employed on the date payments are made. (Termination, for any reason other than retirement, forfeits all rights to payments from the current plan year as well as deferred payments from previous years.) (If approved in advance, an award may be pro-rated for a partial year of service due to a start date other than December 1.) Payments are normally made as soon as practical following the end of the fiscal year and following the approval of management and/or the HR Committee of the Board.

Eligibility for the Key Manager Incentive Plan is approved annually by the CEO and/or SVP, Administration after nominations are received from Senior Vice Presidents and Business Heads. Participation in one year does not guarantee participation in subsequent years.

Participants in the Key Manager Incentive Plan are not eligible for Corporate Performance Awards (profit sharing).

FUNDING CRITERIA

An incentive "pool" is created by (a) targeting a payment level based on a percentage of participant base salaries on the last day of the fiscal year (November 30), and then (b) multiplying incentive levels according to performance against plan on two criteria:


 .  Corporate Net Income
 .  Divisional/Individual Contribution to Income

"Corporate Net Income" is measured on an after-tax basis.
"Divisional/Individual Contribution to Income" is measured by establishing one or more targets which are based on (or directly support):

 .  divisional before-tax income (for divisional personnel), or

 .  individual/departmental goals (for corporate personnel).

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Business Heads (and Sr. Vice Presidents) annually recommend the appropriate weighting of Corporate vs. Divisional/Individual goals.

Funding normally begins when actual results are at least 85% of plan. However, when RCSB's Return on Assets (ROA) exceeds that of "peer banks" (thrifts with assets between $1-5 billion), corporate funding may begin when net income is as low as 50% of plan. This allows a minimal level of funding when corporate performance is comparatively good despite a difficult banking environment.

Charts are supplied to participants to correlate plan funding with plan performance - both when RCSB outperforms its peers and when it does not.

PAYMENT OF THE FUNDING POOL

Allocation of the funding "pool" depends on the results of individual objectives established at the beginning of the year. After the plan's funding is determined (as explained on the previous page), individual performance against objectives is determined. Individual payments from the funding pool are adjusted by each Division President for performance against objectives which is comparatively better or worse than others in the organization.

Positions designated as "direct profit producers" are eligible for payment at the end of the incentive plan year up to a maximum of 80% of their current base annual salary. Any incentive earned above the 80% current year limitation will be deferred and paid out in 33 1/3% annual installments just following the beginning of each of the three subsequent fiscal years. Deferred amounts earn interest based on the one year Treasury Bill as determined on or about January 1st of each calendar year.

All positions not designated as "direct profit producers" will have a maximum of 40% of their current year annual salary. Any incentive earned above 40% is deferred over three years and described in the paragraph above.

Note:

Management has complete discretion to amend the terms of this plan. Management's discretion includes, but is not limited to, interpretation of performance measures and funding/allocating the award pool. For example:

 . Performance interpretation may be affected by externalities which were beyond the control of participants - such as tax effects or extraordinary events.

 . Funding may be reduced, postponed or eliminated by extreme shortfalls in corporate performance which were beyond the control of participants but which nonetheless influence the corporation's ability to pay awards.

Management will also review the choice of performance measures in future plan years.

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